May 30, 2012 Medium-Term Notes, Series D Pricing Supplement No. 2012-MTNDG0247 Registration Statement Nos. 333-172554 and 333-172554-01 Filed pursuant to Rule 424(b)(2)
STRUCTURED INVESTMENTS
Opportunities in U.S. Equities
3,359,000 Buffered PLUS Based on the Value of the S&P 100® Index due May 29, 2014
Buffered Performance Leveraged Upside SecuritiesSM

Unlike conventional debt securities, the Buffered PLUS offered by this pricing supplement do not pay interest and provide a minimum payment at maturity of only 10% of the stated principal amount. At maturity, the Buffered PLUS provide for a single payment that may be greater than, equal to or less than the stated principal amount of the Buffered PLUS, depending on the closing value of the S&P 100® Index on the valuation date.  If the closing value of the S&P 100® Index is greater on the valuation date than on the pricing date, investors in the Buffered PLUS will participate on a 125% leveraged basis in that appreciation, subject to the maximum total return at maturity of 28%.  If, however, the closing value of the S&P 100® Index is lower on the valuation date than on the pricing date by more than the buffer amount of 10%, investors in the Buffered PLUS will lose 1% of their stated principal amount for every 1% of that decline in excess of the buffer amount of 10%.  Therefore, investors may lose up to 90% of the stated principal amount of the Buffered PLUS.  You should not invest in the Buffered PLUS unless you can accept the risk of a significant loss on your investment.

The Buffered PLUS are a series of unsecured senior debt securities issued by Citigroup Funding Inc. Any payments due on the Buffered PLUS are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding Inc.’s parent company. All payments on the Buffered PLUS are subject to the credit risk of Citigroup Inc.
FINAL TERMS
Issuer:	Citigroup Funding Inc.
Guarantee:
Any payments due on the Buffered PLUS are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding Inc.’s parent company; however, because 90% of the stated principal amount of the Buffered PLUS is at risk, you may receive an amount at maturity that is substantially less than the stated principal amount of the Buffered PLUS.

Maturity date:	May 29, 2014
Underlying index:	S&P 100® Index
Aggregate principal amount:	$33,590,000
Payment at maturity per Buffered PLUS:	■	If the final index value is greater than the initial index value: $10 + leveraged upside payment However, in no event will the payment at maturity exceed the maximum payment at maturity.
	■	If the final index value is less than or equal to the initial index value but has decreased from the initial index value by an amount less than or equal to the buffer amount of 10%: $10
	■	If the final index value is less than the initial index value and has decreased from the initial index value by an amount greater than the buffer amount of 10%:
($10 × index performance factor) + $1.00
This amount will be less than the $10 stated principal amount per Buffered PLUS. However, in no event will the payment at maturity be less than $1.00 per Buffered PLUS.
Leveraged upside payment:	$10 × leverage factor × index percent increase
Leverage factor:	125%
Index percent increase:	(final index value – initial index value) / initial index value
Initial index value:	598.17, the closing value of the underlying index on the pricing date
Final index value:	The closing value of the underlying index on the valuation date
Valuation date:	May 23, 2014, subject to postponement for non-index business days and certain market disruption events
Buffer amount:	10%
Minimum payment at maturity:	$1.00 per Buffered PLUS (10% of the stated principal amount)
Index performance factor:	final index value / initial index value
Maximum payment at maturity:	$12.80 per Buffered PLUS (128% of the stated principal amount)
Stated principal amount:	$10 per Buffered PLUS
Issue price:	$10 per Buffered PLUS
Pricing date:	May 30, 2012
Original issue date:	June 4, 2012
Interest:	None
CUSIP:	17318Q798
ISIN:	US17318Q7988
Listing:
The Buffered PLUS will not be listed on any securities exchange and, accordingly, may have limited or no liquidity.  You should not invest in the Buffered PLUS unless you are willing to hold them to maturity.

Underwriter:
Citigroup Global Markets Inc., an affiliate of the issuer. See “Additional Information About the Buffered PLUS—Supplemental information regarding plan of distribution; conflicts of interest” in this pricing supplement.

Underwriting fee and issue price:	Price to public	Underwriting fee(1)	Proceeds to issuer
Per Buffered PLUS:	$10.00	$0.20	$9.80
Total:	$33,590,000	$671,800	$32,918,200
(1) Citigroup Global Markets Inc., an affiliate of Citigroup Funding Inc. and the underwriter of the sale of the Buffered PLUS, is acting as principal and will receive an underwriting fee of $0.20 from Citigroup Funding Inc. for each Buffered PLUS sold in this offering. From this underwriting fee, Citigroup Global Markets Inc. will pay selected dealers, including its affiliate Morgan Stanley Smith Barney LLC, and their financial advisers collectively a fixed selling concession of $0.20 for each Buffered PLUS they sell. Additionally, it is possible that Citigroup Global Markets Inc. and its affiliates may profit from expected hedging activity related to this offering, even if the value of the Buffered PLUS declines. You should refer to “Risk Factors” and “Additional Information About the Buffered PLUS—Supplemental information regarding plan of distribution; conflicts of interest” in this pricing supplement for more information.

Investing in the Buffered PLUS involves risks not associated with an investment in conventional debt securities. See “Risk Factors” beginning on page PS-6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Buffered PLUS or determined that this pricing supplement and the accompanying PLUS product supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The terms of the Buffered PLUS are set forth in the accompanying PLUS product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement.  You should read this pricing supplement together with these accompanying documents, each of which can be accessed via the hyperlinks below.

PLUS Product Supplement filed on May 16, 2011:  http://www.sec.gov/Archives/edgar/data/831001/000119312511141342/d424b2.htm
Prospectus and Prospectus Supplement filed on May 12, 2011:  http://www.sec.gov/Archives/edgar/data/831001/000095012311049309/y91273b2e424b2.htm

The Buffered PLUS are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

3,359,000 Buffered PLUS Based on the Value of the S&P 100® Index due May 29, 2014
Buffered Performance Leveraged Upside SecuritiesSM

Investment Summary
Buffered Performance Leveraged Upside Securities

The Buffered PLUS Based on the Value of the S&P 100® Index due May 29, 2014 (the “Buffered PLUS”) can be used:

■
As an alternative to direct exposure to the underlying index that enhances returns for a limited range of positive performance of the underlying index from the pricing date to the valuation date (as measured solely on those two dates); however, by investing in the Buffered PLUS, you will not be entitled to receive any dividends paid with respect to the stocks that constitute the underlying index, which, as of May 30, 2012, yielded an average of 2.29% per year.  If this average dividend yield remained constant for the term of the Buffered PLUS, this would be equivalent to 4.58% (calculated on a simple interest basis) over the approximately 2-year term of the Buffered PLUS.  However, it is impossible to predict whether the dividend yield over the term of the Buffered PLUS will be higher, lower or the same as this average dividend yield or the average dividend yield during any other period.  You should carefully consider whether an investment that does not provide for dividends or periodic interest payments is appropriate for you.

■	To enhance returns and potentially outperform the underlying index in a moderately bullish scenario.

■
To achieve similar levels of upside exposure to the underlying index as a direct investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor.

■	To obtain a buffer against a specified level of negative performance of the S&P 100® Index.

Maturity:	Approximately 2 years

Leverage factor:	125%

Maximum payment at maturity:	$12.80 per Buffered PLUS (128% of the stated principal amount)

Buffer amount:	10%

Minimum payment at maturity:	$1.00 per Buffered PLUS (10% of the stated principal amount)

Interest:	None

Listing:	None; accordingly, the Buffered PLUS may have limited or no liquidity.

All payments on the Buffered PLUS are subject to the credit risk of Citigroup Inc.

May 2012	PS-2

3,359,000 Buffered PLUS Based on the Value of the S&P 100® Index due May 29, 2014
Buffered Performance Leveraged Upside SecuritiesSM

Key Investment Rationale

This approximately 2-year investment offers 125% leveraged upside on the positive performance, if any, of the underlying index from the pricing date to the valuation date (as measured solely on those two dates), subject to the maximum payment at maturity of $12.80 per Buffered PLUS (128% of the stated principal amount).  Investors can use the Buffered PLUS to leverage returns by a factor of 125% up to the maximum payment at maturity, while maintaining similar downside risk as a direct investment in the underlying index but with a minimum payment at maturity of $1.00 per Buffered PLUS, subject to the credit risk of Citigroup Inc.

The payment scenarios below do not show any effect of lost dividend yield over the term of the Buffered PLUS.

Leveraged Performance
The Buffered PLUS offer investors an opportunity to capture leveraged returns relative to a direct investment in the underlying index within a limited range of positive performance from the pricing date to the valuation date (as measured solely on those two dates).

Upside Scenario
The closing value of the underlying index is greater on the valuation date than on the pricing date and, at maturity, the Buffered PLUS are redeemed for the $10 stated principal amount plus 125% of the index percent increase, subject to the maximum payment at maturity of $12.80 per Buffered PLUS (128% of the stated principal amount).

Par Scenario
The closing value of the underlying index remains unchanged or declines by no more than 10% from the pricing date to the valuation date and, at maturity, the Buffered PLUS are redeemed for the stated principal amount of $10.

Downside Scenario
The closing value of the underlying index declines by more than 10% from the pricing date to the valuation date and, at maturity, the Buffered PLUS are redeemed for less than the stated principal amount by an amount that is proportionate to the percentage decrease in excess of the buffer amount of 10%. For example, if the closing value of the underlying index decreases by 40% from the pricing date to the valuation date, then the Buffered PLUS will be redeemed at maturity for $7.00, or 70% of the stated principal amount. The minimum payment at maturity is $1.00 per Buffered PLUS.

May 2012	PS-3

3,359,000 Buffered PLUS Based on the Value of the S&P 100® Index due May 29, 2014
Buffered Performance Leveraged Upside SecuritiesSM

How Buffered PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Buffered PLUS for a range of hypothetical percentage changes in the closing value of the underlying index from the pricing date to the valuation date (as measured solely on those two dates).

Investors will not be entitled to receive any dividends paid with respect to the stocks that constitute the underlying index.  As of May 30, 2012, the average dividend yield of those stocks was 2.29% per year. If this average dividend yield remained constant for the term of the Buffered PLUS, this would be equivalent to 4.58% (calculated on a simple interest basis) over the approximately 2-year term of the Buffered PLUS. However, it is impossible to predict whether the dividend yield over the term of the Buffered PLUS will be higher, lower or the same as this average dividend yield or the average dividend yield during any other period. You should carefully consider whether an investment that does not provide for dividends or periodic interest payments is appropriate for you.  The payment scenarios below do not show any effect of lost dividend yield over the term of the Buffered PLUS.

The payoff diagram below is based on the following terms:

Stated principal amount:	$10 per Buffered PLUS

Leverage factor:	125%

Buffer amount:	10%

Maximum payment at maturity:	$12.80 per Buffered PLUS (128% of the stated principal amount)

Minimum payment at maturity:	$1.00 per Buffered PLUS

Buffered PLUS Payoff Diagram

How it works

■
Upside Scenario.  If the final index value is greater than the initial index value, at maturity, investors will receive the $10 stated principal amount per Buffered PLUS plus 125% of the appreciation of the underlying index from the pricing date to the valuation date (as measured solely on those two dates), subject to the maximum payment at maturity. Based on the terms above, an investor will realize the maximum payment at maturity of $12.80 per Buffered PLUS at a final index value of 122.4% of the initial index value.

May 2012	PS-4

3,359,000 Buffered PLUS Based on the Value of the S&P 100® Index due May 29, 2014
Buffered Performance Leveraged Upside SecuritiesSM

■
Par Scenario.  If the final index value is less than or equal to the initial index value but has decreased from the initial index value by an amount less than or equal to the buffer amount of 10%, at maturity, investors will receive the stated principal amount of $10 per Buffered PLUS.

■
Downside Scenario.  If the final index value is less than the initial index value by more than the buffer amount of 10%, at maturity, investors will receive an amount that is less than the $10 stated principal amount per Buffered PLUS by an amount that is proportionate to the percentage decrease of the final index value from the initial index value in excess of the buffer amount of 10%. The minimum payment at maturity is $1.00 per Buffered PLUS.

■
For example, if the final index value is 40% less than the initial index value, investors will lose 30% of their stated principal amount and receive only $7.00 per Buffered PLUS, or 70% of the stated principal amount, at maturity.

May 2012	PS-5

3,359,000 Buffered PLUS Based on the Value of the S&P 100® Index due May 29, 2014
Buffered Performance Leveraged Upside SecuritiesSM

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the Buffered PLUS.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying PLUS product supplement and prospectus supplement.  We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the Buffered PLUS.

■
The Buffered PLUS do not pay interest, and you may lose up to 90% of the stated principal amount. The terms of the Buffered PLUS differ from those of ordinary debt securities in that the Buffered PLUS do not pay interest and provide a minimum payment at maturity of only 10% of the stated principal amount of the Buffered PLUS, subject to the credit risk of Citigroup Inc. If the final index value is less than 90% of the initial index value, you will receive for each Buffered PLUS that you hold a payment at maturity that is less than the $10 stated principal amount of each Buffered PLUS by an amount proportionate to the decrease in the final index value from the initial index value in excess of the buffer amount of 10%. Therefore, you may lose up to 90% of the stated principal amount of each Buffered PLUS.  See “How Buffered PLUS Work” above.

■
Appreciation potential of the Buffered PLUS is limited by the maximum payment at maturity. The appreciation potential of the Buffered PLUS is limited by the maximum payment at maturity of $12.80 per Buffered PLUS (128% of the stated principal amount).  Although the leverage factor provides 125% exposure to any increase in the final index value over the initial index value, because the payment at maturity will be limited to 128% of the stated principal amount of the Buffered PLUS, any increase in the final index value over the initial index value by more than 22.4% of the initial index value will not increase the return on the Buffered PLUS.

■
The Buffered PLUS are subject to the credit risk of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the Buffered PLUS, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the value of the Buffered PLUS. Investors are dependent on the ability of Citigroup Inc., the parent company of Citigroup Funding Inc. (“Citigroup Funding”) and the guarantor of any payments due on the Buffered PLUS, to pay all amounts due on the Buffered PLUS at maturity, and, therefore, investors are subject to the credit risk of Citigroup Inc. and to changes in the market’s view of Citigroup Inc.’s creditworthiness. The Buffered PLUS are not guaranteed by any other entity. If Citigroup Inc. defaults on its obligations under the Buffered PLUS, your investment would be at risk and you could lose some or all of your investment. Any decline, or anticipated decline, in Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking Citigroup Inc.’s credit risk is likely to adversely affect the value of the Buffered PLUS.

■
The Buffered PLUS will not be listed on any securities exchange and secondary trading may be limited. The Buffered PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Buffered PLUS. Citigroup Global Markets Inc. (“Citigroup Global Markets”) may, but is not obligated to, make a market in the Buffered PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Buffered PLUS easily. Because we do not expect that other broker-dealers will participate significantly in any secondary market that may develop for the Buffered PLUS, the price at which you may be able to sell your Buffered PLUS is likely to depend on the price, if any, at which Citigroup Global Markets is willing to transact. If, at any time, Citigroup Global Markets were not to make a market in the Buffered PLUS, it is likely that there would be no secondary market for the Buffered PLUS. Accordingly, you should be willing to hold your Buffered PLUS to maturity.

■
The inclusion of underwriting fees and projected profit from hedging in the issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which Citigroup Global Markets may be willing to purchase the Buffered PLUS in secondary market transactions will likely be lower than the issue price, since the issue price includes, and secondary market prices are likely to exclude, underwriting fees paid with respect to the Buffered PLUS, as well as the cost of hedging our obligations under the Buffered PLUS. The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. The secondary market prices for the Buffered PLUS may also be reduced by the costs of unwinding the related hedging transactions. Our affiliates may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the Buffered PLUS or in any secondary market transaction. In addition, any secondary market prices may differ from values determined by pricing models used by Citigroup Global Markets, as a result of dealer discounts, mark-ups or other transaction costs.  For further information on our use of proceeds and hedging, see “Can You Tell Me More About the Effect of Citigroup Funding’s Hedging Activity?” in the PLUS product supplement.

■
The value of the Buffered PLUS prior to maturity will be influenced by many unpredictable factors. Several factors will influence the value of the Buffered PLUS prior to maturity and the price at which Citigroup Global Markets may be willing to purchase the Buffered PLUS in any secondary market that may develop, including: the value and volatility (frequency and magnitude of changes in value or price) of the underlying index and the stocks that constitute the underlying index, the dividend yield of the stocks that constitute the underlying index, geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the underlying index or equities markets generally and that may affect the closing value of the underlying index, interest and yield rates in the market, time remaining until the Buffered PLUS mature and any actual or anticipated changes in the credit ratings or credit spreads of Citigroup Inc.  The value of the underlying index may be, and has recently been, extremely volatile, and we can give you no assurance that the volatility will lessen. See “Information About the S&P 100® Index” below. You may receive less, and possibly significantly less, than the stated principal amount of the Buffered PLUS if you try to sell your Buffered PLUS prior to maturity.

May 2012	PS-6

3,359,000 Buffered PLUS Based on the Value of the S&P 100® Index due May 29, 2014
Buffered Performance Leveraged Upside SecuritiesSM

■
Investing in the Buffered PLUS is not equivalent to investing in the underlying index or the stocks that constitute the underlying index.  Investing in the Buffered PLUS is not equivalent to investing in the underlying index or its component stocks. Investors in the Buffered PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the underlying index. As of May 30, 2012, the average dividend yield of the underlying index was 2.29% per year. If this average dividend yield were to remain constant for the term of the Buffered PLUS, then, assuming no reinvestment of dividends, you would be forgoing an aggregate yield of 4.58% (calculated on a simple interest basis) by investing in the Buffered PLUS instead of investing directly in the stocks that constitute the underlying index or in another investment linked to the underlying index that provides for a pass-through of dividends. However, it is impossible to predict whether the dividend yield over the term of the Buffered PLUS will be higher, lower or the same as this average dividend yield or the average dividend yield during any other period. You should carefully consider whether an investment that does not provide for dividends or periodic interest is appropriate for you. The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield over the term of the Buffered PLUS.

■
Volatility of the underlying index.  Historically, the value of the underlying index has been volatile. From January 3, 2007 to May 30, 2012, the closing value of the underlying index has been as low as 322.13 and as high as 729.79. The volatility of the value of the underlying index may result in your receiving at maturity an amount less than the stated principal amount of the Buffered PLUS.

■
Adjustments to the underlying index could adversely affect the value of the Buffered PLUS. The publisher of the underlying index may add, delete or substitute the stocks constituting the underlying index or make other methodological changes that could change the value of the underlying index. The publisher of the underlying index may discontinue or suspend calculation or publication of the underlying index at any time. In this circumstance, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

■
The calculation agent, which is an affiliate of ours, will make determinations with respect to the Buffered PLUS.  Citigroup Global Markets, the calculation agent, is an affiliate of ours. As calculation agent, Citigroup Global Markets has determined the initial index value and will determine the final index value and the index percent increase or index performance factor, as applicable, and will calculate the amount of cash you will receive at maturity. Determinations made by Citigroup Global Markets in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of a market disruption event and the selection of a successor index or calculation of the final index value in the event of a market disruption event or discontinuance of the underlying index, may adversely affect the payout to you at maturity.

■
Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the Buffered PLUS. One or more of our affiliates have hedged our obligations under the Buffered PLUS and will carry out hedging activities related to the Buffered PLUS (and other instruments linked to the underlying index or the stocks that constitute the underlying index), including trading in the stocks that constitute the underlying index, in swaps, futures and/or options contracts on the underlying index and/or the stocks that constitute the underlying index, as well as in other instruments related to the underlying index and/or the stocks that constitute the underlying index. Our affiliates also trade in the stocks that constitute the underlying index and other financial instruments related to the underlying index and the stocks that constitute the underlying index on a regular basis as part of their general broker-dealer, proprietary trading and other businesses. Any of these hedging or trading activities on or prior to the pricing date could have potentially increased the initial index value and, therefore, could have increased the value at which the underlying index must close on the valuation date before an investor receives a payment at maturity that exceeds the issue price of the Buffered PLUS. Additionally, such hedging or trading activities during the term of the Buffered PLUS, including on the valuation date, could adversely affect the closing value of the underlying index on the valuation date and, accordingly, the amount of cash an investor will receive at maturity.

■
The U.S. federal tax consequences of an investment in the Buffered PLUS are unclear.  There is no direct legal authority regarding the proper U.S. federal tax treatment of the Buffered PLUS, and we do not plan to request a ruling from the IRS.  Consequently, significant aspects of the tax treatment of the Buffered PLUS are uncertain, and the IRS or a court might not agree with the treatment of the Buffered PLUS as prepaid forward contracts.  If the IRS were successful in asserting an alternative treatment of the Buffered PLUS, the tax consequences of the ownership and disposition of the Buffered PLUS might be affected materially and adversely.  As described above under “Tax considerations,” in 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered PLUS, possibly with retroactive effect.  Both U.S. and non-U.S. persons considering an investment in the Buffered PLUS should review carefully the section of the accompanying PLUS product supplement entitled “Certain United States Federal Income Tax Considerations” and consult their tax advisers regarding the U.S. federal tax consequences of an investment in the Buffered PLUS (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

May 2012	PS-7

3,359,000 Buffered PLUS Based on the Value of the S&P 100® Index due May 29, 2014
Buffered Performance Leveraged Upside SecuritiesSM

Information About the S&P 100® Index

The S&P 100® Index, which is calculated, maintained and published by Standard & Poor’s Financial Services LLC (“S&P”), is a subset of the S&P 500® Index and comprises 100 large-capitpalization U.S. stocks with exchange-listed options.

Information as of market close on May 30, 2012:

Bloomberg Ticker Symbol:	OEX
Closing Value:	598.17
52 Weeks Ago (on 5/31/2011):	597.32
52 Week High (on 4/02/2012):	645.29
52 Week Low (on 10/03/2011):	500.09

The following graph sets forth the daily closing values of the underlying index for the period from January 3, 2007 through May 30, 2012. The related table sets forth the published high, low and end-of-quarter closing values of the underlying index for each quarter in that same period.  We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification. The historical closing values of the underlying index should not be taken as an indication of future performance, and no assurance can be given as to the closing value of the underlying index on the valuation date.

Underlying Index Historical Performance – Daily Closing Values January 3, 2007 to May 30, 2012

May 2012	PS-8

3,359,000 Buffered PLUS Based on the Value of the S&P 100® Index due May 29, 2014
Buffered Performance Leveraged Upside SecuritiesSM

S&P 100® Index	High	Low	Period-End
2007
First Quarter	670.21	630.47	649.89
Second Quarter	705.79	650.65	692.77
Third Quarter	718.11	655.83	714.49
Fourth Quarter	729.79	657.79	685.65
2008
First Quarter	676.12	589.15	613.71
Second Quarter	653.49	579.62	581.09
Third Quarter	604.47	515.52	544.73
Fourth Quarter	545.60	367.10	431.54
2009
First Quarter	444.52	322.13	377.35
Second Quarter	440.30	384.14	429.66
Third Quarter	494.35	412.29	488.35
Fourth Quarter	519.13	475.48	514.09
2010
First Quarter	537.09	486.85	534.91
Second Quarter	553.87	467.65	467.65
Third Quarter	519.34	463.84	514.66
Fourth Quarter	566.78	513.31	565.90
2011
First Quarter	602.49	562.51	592.72
Second Quarter	608.33	563.62	587.31
Third Quarter	602.51	506.61	513.37
Fourth Quarter	577.38	500.09	570.79
2012
First Quarter	644.38	580.53	640.68
Second Quarter (through May 30, 2012)	645.29	591.61	598.17

General. We have derived all information contained in this pricing supplement regarding the S&P 100® Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information.  We have not independently verified such information, which reflects the policies of, and is subject to change by, S&P.  The S&P 100® Index was originally developed by the Chicago Board Options Exchange, which later transferred the S&P 100® Index to S&P for management.  S&P has no obligation to continue to publish, and may discontinue the publication of, the S&P 100® Index.

The S&P 100® Index is reported by Bloomberg L.P. under the ticker symbol “OEX.”

On November 4, 2011, The McGraw-Hill Companies, Inc. (“McGraw-Hill”), the owner of the S&P Indices business, and CME Group Inc. (“CME Group”), the 90% owner of the CME Group and Dow Jones & Company, Inc. joint venture that owns the Dow Jones Indexes business, announced a new joint venture, S&P/Dow Jones Indices, which will own the S&P Indices business and the Dow Jones Indexes business, including the S&P 100® Index.  McGraw-Hill and CME Group expect the S&P/Dow Jones Indices to be operational in the first half of 2012, subject to regulatory approval and other conditions.

The S&P 100® Index is a subset of the S&P 500® Index and comprises 100 large-capitalization U.S. stocks with exchange-listed options.  Constituents of the S&P 100® Index are selected for sector balance.  The calculation of the value of the S&P 100® Index (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 100 companies (the “S&P 100® Component Stocks”) as of a particular time as compared to the aggregate average Market Value of the common stocks of 100 similar companies during the base period.  The “Market Value” of any S&P 100® Component Stock is the product of the market price per share and the number of the then outstanding shares of such S&P 100® Component Stock.

S&P’s U.S. Index Committee, which oversees the S&P 500® Index and other S&P equity indices, maintains the S&P 100® Index.  Because the S&P 100® Index is derived from the S&P 500® Index, the S&P 100® Index stocks are also subject to the published S&P 500® criteria for additions and deletions.  In addition, only companies included in the S&P 500® Index are eligible for inclusion in the S&P 100® Index.  All stocks added to the S&P 100® Index must maintain exchange-listed options.  Stocks included in the S&P 100® Index must also meet the S&P U.S. Index Committee’s guidelines for sector representation.  The sector composition of the S&P 100® Index has remained comparable to the sector composition of the S&P 500® Index.  The S&P U.S. Index Committee may remove a

May 2012	PS-9

3,359,000 Buffered PLUS Based on the Value of the S&P 100® Index due May 29, 2014
Buffered Performance Leveraged Upside SecuritiesSM

company from the S&P 100® Index if the company does not meet the inclusion qualifications or if the index becomes unbalanced in its sector representation. The S&P U.S. Index Committee may also remove any company that violates any of the S&P 500® criteria.

The S&P 100® Index and S&P’s other U.S. indices moved to a float adjustment methodology in 2005 so that the indices reflect only those shares that are generally available to investors in the market, rather than all of a company’s outstanding shares.  S&P defines three groups of shareholders whose holdings are subject to float adjustment:

•	holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners, or leveraged buyout groups;

•	holdings by government entities, including all levels of government in the United States or foreign countries; and

•
holdings by current or former officers and directors of the company, founders of the company or family trusts of officers, directors or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans, or other investment vehicles associated with and controlled by the company.

The S&P 100® Index is calculated using a base-weighted aggregate methodology where the level of the S&P 100® Index reflects the total Market Value of all 100 S&P 100® Component Stocks relative to the S&P 100® Index’s base period.

An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

The daily calculation of the S&P 100® Index is computed by dividing the total Market Value of the S&P 100® Component Stocks by a number called the “S&P 100® Index Divisor.”  By itself, the S&P 100® Index Divisor is an arbitrary number.  However, in the context of the calculation of the S&P 100® Index, it is the only link to the original base period value of the S&P 100® Index.  The S&P 100® Index Divisor keeps the S&P 100® Index comparable over time and is the manipulation point for all adjustments to the S&P 100® Index (“S&P 100® Index Maintenance”).

S&P 100® Index Maintenance includes monitoring and completing adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock-price adjustments due to company restructurings or spinoffs.

To prevent the value of the S&P 100® Index from changing due to corporate actions, all corporate actions which affect the total Market Value of the S&P 100® Index require a S&P 100® Index Divisor adjustment.  By adjusting the S&P 100® Index Divisor for the change in total Market Value, the value of the S&P 100® Index remains constant.  This helps maintain the value of the S&P 100® Index as an accurate barometer of stock market performance and ensures that the movement of the S&P 100® Index does not reflect the corporate actions of individual companies in the S&P 100® Index.  All S&P 100® Index Divisor adjustments are made after the close of trading and after the calculation of the index closing value of the S&P 100® Index.  Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P 100® Index and do not require S&P 100® Index Divisor adjustments.

The table below summarizes the types of S&P 100® Index maintenance adjustments and indicates whether or not a S&P 100® Index Divisor adjustment is required:

Type of Corporate Action	Comment	Divisor Adjustment Required
Company Added/Deleted	Net change in market value determines the divisor adjustment	Yes
Change in Shares Outstanding	Any combination of secondary issuance, share repurchase or buy back – share counts revised to reflect change.	Yes
Stock Split	Share count revised to reflect new count. Divisor adjustment is not required since the share count and price changes are offsetting.	No
Spin-off	If the spun-off company is not being added to the index, the divisor adjustment reflects the decline in index market value (i.e., the value of	Yes

May 2012	PS-10

3,359,000 Buffered PLUS Based on the Value of the S&P 100® Index due May 29, 2014
Buffered Performance Leveraged Upside SecuritiesSM

the spun-off unit).
Spin-off	Spun-off company added to the index, no company removed from the index.	No
Spin-off	Spun-off company added to the index, another company removed to keep number of names fixed. Divisor adjustment reflects deletion.	Yes
Change in Investable Weight Factor (IWF)	Increasing (decreasing) the IWF increases (decreases) the total market value of the index. The divisor change reflects the change in market value caused by the change to an IWF.	Yes
Special Dividends	When a company pays a special dividend the share price is assumed to drop by the amount of the dividend; the divisor adjustment reflects this drop in index market value.	Yes
Rights Offering
Each shareholder receives the right to buy a proportional number of additional shares at a set (often discounted) price. The calculation assumes that the offering is fully subscribed. Divisor adjustment reflects increase in market cap measured as the shares issued multiplied by the price paid.
Yes

Stock splits and stock dividends do not affect the S&P 100® Index Divisor of the S&P 100® Index, because following a split or dividend both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the S&P 100® Component Stock.  All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

Each of the corporate events exemplified in the table requiring an adjustment to the S&P 100® Index Divisor has the effect of altering the Market Value of the S&P 100® Component Stock and consequently of altering the aggregate Market Value of the S&P 100® Component Stocks (the “Post-Event Aggregate Market Value”).  In order that the level of the S&P 100® Index (the “Pre-Event Index Value”) not be affected by the altered Market Value (whether increase or decrease) of the affected S&P 100® Component Stock, a new S&P 100® Index Divisor (“New S&P 100® Divisor”) is derived as follows:

Post-Event Aggregate Market Value	=	Pre-Event Index Value
New S&P 100® Divisor

New S&P 100® Divisor	=	Post-Event Aggregate Market Value
Pre-Event Index Value

A large part of the S&P 100® Index maintenance process involves tracking the changes in the number of shares outstanding of each of the S&P 100® Index companies.  Changes in a company’s total shares outstanding of 5% or more due to public offerings, tender offers, Dutch auctions or exchange offers are made as soon as reasonably possible. Other changes of 5% or more are made weekly, and are announced on Wednesdays for implementation after the close of trading the following Wednesday (one week later). All other changes of less than 5% are accumulated and made quarterly on the third Friday of March, June, September, and December, when the share totals of companies in the S&P 100® Index are updated as required by any changes in the number of shares outstanding.  After the totals are updated, the S&P 100® Index Divisor is adjusted to compensate for the net change in the total Market Value of the S&P 100® Index.

License Agreement.  S&P and Citigroup Global Markets have entered into a non-exclusive license agreement providing for the license to Citigroup Inc., Citigroup Funding and its other affiliates, in exchange for a fee, of the right to use indices owned and published by S&P in connection with certain financial products, including the Buffered PLUS.

May 2012	PS-11

3,359,000 Buffered PLUS Based on the Value of the S&P 100® Index due May 29, 2014
Buffered Performance Leveraged Upside SecuritiesSM

The license agreement between S&P and Citigroup Global Markets provides that the following language must be stated in this pricing supplement:

“The Buffered PLUS are not sponsored, endorsed, sold or promoted by S&P.  S&P makes no representation or warranty, express or implied, to the holders of the Buffered PLUS or any member of the public regarding the advisability of investing in securities generally or in the Buffered PLUS particularly. S&P’s only relationship to Citigroup Funding and its affiliates (other than transactions entered into in the ordinary course of business) is the licensing of certain trademarks, trade names and service marks of S&P and of the S&P 100® Index, which is determined, composed and calculated by S&P without regard to Citigroup Funding, its affiliates or the Buffered PLUS. S&P has no obligation to take the needs of Citigroup Funding, its affiliates or the holders of the Buffered PLUS into consideration in determining, composing or calculating the S&P 100® Index. S&P is not responsible for and has not participated in the determination of the timing of, prices at or quantities of the Buffered PLUS to be issued or in the determination or calculation of the equation by which the Buffered PLUS are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Buffered PLUS.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 100® INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY CITIGROUP FUNDING, HOLDERS OF THE BUFFERED PLUS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 100® INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 100® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P AND CITIGROUP FUNDING.”

“Standard & Poor’s,” “S&P” and “S&P 100” are trademarks of Standard & Poor’s and have been licensed for use by Citigroup Funding and its affiliates.

May 2012	PS-12

3,359,000 Buffered PLUS Based on the Value of the S&P 100® Index due May 29, 2014
Buffered Performance Leveraged Upside SecuritiesSM

Additional Information About the Buffered PLUS

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions
Tax considerations:
In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions,  the Buffered PLUS should be treated as prepaid forward contracts for U.S. federal income tax purposes.  Each holder, by purchasing a Buffered PLUS, agrees (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment.  There is uncertainty regarding this treatment, and the Internal Revenue Service (the “IRS”) or a court might not agree with it.

Assuming this treatment of the Buffered PLUS is respected and subject to the discussion in “Certain United States Federal Income Tax Considerations” in the accompanying PLUS product supplement, the following U.S. federal income tax consequences should result under current law:

■	A U.S. Holder should not be required to recognize taxable income over the term of the Buffered PLUS prior to maturity, other than pursuant to a sale or exchange.
■
Upon a sale or exchange of the Buffered PLUS, or retirement of the Buffered PLUS at maturity, a U.S. Holder should recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Buffered PLUS.  Such gain or loss should be long-term capital gain or loss if the U.S. Holder has held the Buffered PLUS for more than one year.

Under current law, Non-U.S. Holders generally should not be subject to U.S. federal withholding or income tax with respect to amounts received on the sale, exchange or retirement of their Buffered PLUS.  Special rules apply to Non-U.S. Holders whose gain on their Buffered PLUS is effectively connected with the conduct of a U.S. trade or business or who are individuals present in the United States for 183 days or more in a taxable year.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered PLUS, possibly with retroactive effect.

Both U.S. and non-U.S. persons considering an investment in the Buffered PLUS should read the section entitled “Certain United States Federal Income Tax Considerations” in the accompanying PLUS product supplement.  The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the Buffered PLUS.

Prospective investors in the Buffered PLUS should consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the Buffered PLUS, including possible alternative treatments, the issues presented by the 2007 notice, and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee under an indenture dated June 1, 2005)
Calculation agent:	Citigroup Global Markets Inc. (“Citigroup Global Markets”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the Buffered PLUS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Buffered PLUS through one or more of our affiliates.

On or prior to the pricing date, we, through our affiliates or others, have hedged our anticipated exposure in connection with the Buffered PLUS by taking positions in the stocks that constitute the underlying index, in swaps, options and/or futures contracts on the underlying index and/or on the stocks that constitute the underlying index and/or in any other securities or instruments that we may wish to use in connection with such hedging. Such activity on or prior to the pricing date could have increased the value of the underlying index, and, accordingly, potentially increased the initial index value, and, therefore, increased the value at which the underlying index must close on the valuation date before investors would receive a payment at maturity that exceeds the stated principal amount of the Buffered PLUS. We or our affiliates may adjust such hedge during the term of the Buffered PLUS, including on or near the valuation date, and such activity could

May 2012	PS-13

3,359,000 Buffered PLUS Based on the Value of the S&P 100® Index due May 29, 2014
Buffered Performance Leveraged Upside SecuritiesSM

decrease the value of the underlying index and adversely affect the value of and payment at maturity on the Buffered PLUS. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Benefit plan investor considerations:
A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including entities such as collective investment funds, partnerships and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”) should consider the fiduciary standards of ERISA in the context of the ERISA Plan’s particular circumstances before authorizing an investment in the Buffered PLUS.  Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended, (the “Code”) prohibit ERISA Plans, as well as plans (including individual retirement accounts and Keogh plans) subject to Section 4975 of the Code (together with ERISA Plans, “Plans”), from engaging in certain transactions involving the “plan’s assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under Section 4975 of the Code (in either case, “Parties in Interest”) with respect to such Plans.     As a result of our business, we, and our current and future affiliates, may be Parties in Interest with respect to many Plans.  Where we (or our affiliate) are a Party in Interest with respect to a Plan (either directly or by reason of our ownership interests in our directly or indirectly owned subsidiaries), the purchase and holding of the Buffered PLUS by or on behalf of the Plan could be a prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless exemptive relief were available under an applicable exemption (as described below).

Certain prohibited transaction class exemptions (“PTCEs”) issued by the U.S. Department of Labor may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Buffered PLUS.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide a limited exemption for the purchase and sale of the Buffered PLUS and related lending transactions, provided that neither the issuer of the Buffered PLUS nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less than, adequate consideration in connection with the transaction (the so-called “service provider exemption”).  There can be no assurance that any of these statutory or class exemptions will be available with respect to transactions involving the Buffered PLUS and assets of a Plan.

Accordingly, the Buffered PLUS may not be purchased or held by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchaser or holder is eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or the service-provider exemption or there is some other basis on which the purchase and holding of the Buffered PLUS will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code.  Each purchaser or holder of the Buffered PLUS or any interest therein will be deemed to have represented by its purchase or holding of the Buffered PLUS that (a) it is not a Plan and its purchase and holding of the Buffered PLUS is not made on behalf of or with “plan assets” of any Plan or (b) its purchase and holding of the Buffered PLUS will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Certain governmental plans (as defined in Section 3(32) of ERISA), church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to these “prohibited transaction” rules of ERISA or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or regulations (“Similar Laws”).  Accordingly, each such purchaser or holder of the Buffered PLUS shall be required to represent (and deemed to have represented by its purchase of the Buffered PLUS) that such purchase and holding is not prohibited under applicable Similar Laws.

Due to the complexity of these rules, it is particularly important that fiduciaries or other persons considering purchasing the Buffered PLUS on behalf of or with “plan assets” of any Plan consult with their counsel regarding the relevant provisions of ERISA, the Code or any Similar Laws and the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1, 84-14, the service provider exemption or some other basis on which the acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of any applicable Similar Laws.

The Buffered PLUS are contractual financial instruments.  The financial exposure provided by the Buffered PLUS is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the Buffered PLUS.  The Buffered PLUS have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the Buffered PLUS.

Each purchaser or holder of any Buffered PLUS acknowledges and agrees that:

May 2012	PS-14

3,359,000 Buffered PLUS Based on the Value of the S&P 100® Index due May 29, 2014
Buffered Performance Leveraged Upside SecuritiesSM

(i)
the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the Buffered PLUS, (B) the purchaser or holder’s investment in the Buffered PLUS, (C) the holding of the Buffered PLUS, or (D) the exercise of or failure to exercise any rights we have under or with respect to the Buffered PLUS;

(ii)
we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the Buffered PLUS and (B) all hedging transactions in connection with our obligations under the Buffered PLUS;

(iii)
any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)	our interests are adverse to the interests of the purchaser or holder; and
(v)
neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the Buffered PLUS has exclusive responsibility for ensuring that its purchase, holding and subsequent disposition of the Buffered PLUS does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any applicable Similar Laws.  The sale of any Buffered PLUS to any Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement, or that such an investment is appropriate for Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Buffered PLUS if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets or Morgan Stanley Smith Barney LLC or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of Buffered PLUS by the account, plan or annuity.

Fees and selling concessions:
Citigroup Global Markets, an affiliate of Citigroup Funding and the underwriter of the sale of the Buffered PLUS, is acting as principal and will receive an underwriting fee of $0.20 from Citigroup Funding for each Buffered PLUS sold in this offering.  From this underwriting fee, Citigroup Global Markets will pay selected dealers, including its affiliate Morgan Stanley Smith Barney LLC, and their financial advisers collectively a fixed selling concession of $0.20 for each Buffered PLUS they sell.

Additionally, it is possible that Citigroup Global Markets and its affiliates may profit from expected hedging activity related to this offering, even if the value of the Buffered PLUS declines. You should refer to “Risk Factors” above and “Risk Factors” and “Plan of Distribution; Conflicts of Interest” in the accompanying PLUS product supplement for more information.

Supplemental information regarding plan of distribution; conflicts of interest:
Citigroup Global Markets is an affiliate of Citigroup Funding. Accordingly, the offering of the Buffered PLUS will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc. Client accounts over which Citigroup Inc., its subsidiaries or affiliates of its subsidiaries have investment discretion are not permitted to purchase the Buffered PLUS, either directly or indirectly, without the prior written consent of the client.  See “Plan of Distribution; Conflicts of Interest” in the accompanying PLUS product supplement for more information.

The terms and conditions set forth in the Amended and Restated Global Selling Agency Agreement dated August 26, 2011 among Citigroup Funding Inc., Citigroup Inc. and the agents named therein, including Citigroup Global Markets, govern the sale and purchase of the Buffered PLUS.

Contact:
Morgan Stanley Smith Barney LLC clients may contact their local Morgan Stanley Smith Barney LLC branch office or principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (914) 225-7000). All other clients may contact their local brokerage representative.

May 2012	PS-15

3,359,000 Buffered PLUS Based on the Value of the S&P 100® Index due May 29, 2014
Buffered Performance Leveraged Upside SecuritiesSM

Validity of the Buffered PLUS

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Funding Inc., when the Buffered PLUS offered by this pricing supplement have been executed and issued by Citigroup Funding Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such Buffered PLUS and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Funding Inc. and Citigroup Inc. respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the Buffered PLUS.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinion set forth below of Douglas C. Turnbull, Associate General Counsel—Capital Markets and Corporate Reporting of Citigroup Inc. and counsel to Citigroup Funding Inc.  In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated April 26, 2012, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on April 26, 2012, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of the trustee and that none of the terms of the Buffered PLUS nor the issuance and delivery of the Buffered PLUS and the related guarantee, nor the compliance by Citigroup Funding Inc. and Citigroup Inc. with the terms of the Buffered PLUS and the related guarantee respectively, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Funding Inc. and Citigroup Inc., as applicable, or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Funding Inc. and Citigroup Inc., as applicable.

In the opinion of Douglas C. Turnbull, Associate General Counsel—Capital Markets and Corporate Reporting of Citigroup Inc. and counsel to Citigroup Funding Inc., (i) the Board of Directors (or a duly authorized committee thereof) of Citigroup Funding Inc. has duly established the terms of the Buffered PLUS offered by this pricing supplement and duly authorized the issuance and sale of such Buffered PLUS and such authorization has not been modified or rescinded; (ii) each of Citigroup Funding Inc. and Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture dated as of June 1, 2005, among Citigroup Funding Inc., as issuer, Citigroup Inc., as guarantor, and The Bank of New York Mellon, as successor trustee to JPMorgan Chase Bank, N.A., has been duly authorized, executed, and delivered by Citigroup Funding Inc. and Citigroup Inc.; and (iv) the execution and delivery of such indenture by Citigroup Funding Inc. and Citigroup Inc. and of the Buffered PLUS offered by this pricing supplement by Citigroup Funding Inc., and the performance by each such party of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents.  This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Douglas C. Turnbull, or other internal attorneys with whom he has consulted, have examined and are familiar with originals, or copies certified or otherwise identified to his satisfaction, of such corporate records of Citigroup Funding Inc. and Citigroup Inc., certificates or documents as he has deemed appropriate as a basis for the opinions expressed above. In such examination, he or such persons have assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Funding Inc. or Citigroup Inc.), the authenticity of all documents submitted to him or such persons as originals, the conformity to original documents of all documents submitted to him or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

May 2012	PS-16

3,359,000 Buffered PLUS Based on the Value of the S&P 100® Index due May 29, 2014
Buffered Performance Leveraged Upside SecuritiesSM

Additional Considerations
If no closing value of the underlying index is available or a market disruption event occurs on the valuation date, the calculation agent may determine the final index value in accordance with the procedures set forth in the PLUS product supplement. In addition, if the underlying index is discontinued, the calculation agent may determine the final index value by reference to a successor index or, if no successor index is available, in accordance with the procedures last used to calculate the underlying index prior to any such discontinuance. You should refer to the section “Description of the Notes—Discontinuance of an Underlying Index” and “—Alteration of Method of Calculation of an Underlying Index” in the PLUS product supplement for more information.

In case of default in payment at maturity of the Buffered PLUS, the Buffered PLUS will bear interest, payable upon demand of the beneficial owners of the Buffered PLUS in accordance with the terms of the Buffered PLUS, from and after the maturity date through the date when payment of the unpaid amount has been made or duly provided for, at the rate of 2.776% per annum on the unpaid amount due.

We reserve the right to withdraw, cancel or modify any offering of the Buffered PLUS and to reject orders in whole or in part prior to their issuance.

This pricing supplement represents a summary of the terms and conditions of the Buffered PLUS. We encourage you to also read the accompanying PLUS product supplement, prospectus supplement and prospectus, which can be accessed via the hyperlinks on the front page of this pricing supplement, in connection with your investment in the Buffered PLUS.

Buffered Performance Leveraged Upside SecuritiesSM and PLUSSM are service marks of Morgan Stanley, used under license.

© 2012 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

May 2012	PS-17